Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

July 11, 2013

Thursday, July 25, 2013

The Commodity Evolution: The Changing Face of Commodity Investing

11 a.m. San Francisco, 2 p.m. New York

Duration: 60 minutes

This webinar has been accepted by the CFP Board and CIMA for 1 CE credit.

Webinar Summary:

The prospect of commodity investing continues to offer investors the promise of diversification and noncorrelated returns, yet effectively accessing these markets can be as difficult as predicting which way the markets will move. With more than just supply and demand affecting the price of commodities, investors are looking to more sophisticated and intelligent exposures that offer ease of access.

Join IndexUniverse and Credit Suisse as we explore the changing landscape of commodity indexing. This 60-minute webinar will focus on the factors that drive commodity returns and the importance of integrating these factors into the next generation of commodity indexes.

Additional topics to be covered include:

• The role of multi-period commodity exposure

• The rebalancing methodology of Credit Suisse's proprietary commodity indexes

• The goals of an extended roll period

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities to which this communication relates. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.